Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lilis Energy, Inc. on Form S-8 of our report dated April 14, 2016, which includes an explanatory paragraph as to Lilis Energy, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Lilis Energy, Inc. as of December 31, 2015 and 2014 and for the years then ended which report appears in the Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY

June 28, 2016